Federal Trust Corporation Announces Addition of Officer

SANFORD, Fla., Nov. 30 /PRNewswire-FirstCall/ -- Federal Trust Corporation (Amex: FDT), Dennis T. Ward, Chief Executive Officer and President of Federal Trust Corporation, announced an officer appointment at its subsidiary, Federal Trust Bank; Mark E. McRae -- Executive Vice President and Senior Loan Officer.
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Chief Executive Officer Ward stated "we are excited to welcome Mark to our Federal Trust team. Prior to joining Federal Trust, Mark had 17 years of commercial banking experience, primarily focused in commercial, middle market, and business banking. Most recently, Mark was with Regions Bank in Central Florida as Commercial Middle Market Sales Manager."

"Mr. McRae will report directly to me and will be responsible for commercial loan origination and portfolio management. He will work closely with our Chief Credit Officer, Lindsay Sandham to enhance the quality of the Bank's loan origination, underwriting, and administration. Our goal is to navigate through the difficult credit market we are currently facing and be prepared to respond in our market as credit conditions improve," noted CEO Ward.

Federal Trust's common stock is traded on the American Stock Exchange under the symbol "FDT." At November 29, 2007, the closing price was $3.05 per share.

Federal Trust Corporation is a unitary thrift holding company and is the parent company of Federal Trust Bank, a $723 million federally-chartered, FDIC-insured savings bank, and Federal Trust Mortgage Company, a Florida corporation, which originates fixed and adjustable rate mortgage loans for sale in the secondary market. Federal Trust Bank operates from eleven full-service offices in Seminole, Orange, Volusia and Lake and Flagler Counties, Florida. The Company's Executive and Administrative Offices and the headquarters for Federal Trust Mortgage Company are located in Sanford, in Seminole County, Florida.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this press release may contain "forward-looking" statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as "may," "will," "expect," "estimate," "anticipate," "believe," "target," "plan," "project," or "continue" or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management's plans and current analyses of Federal Trust Corporation, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect Federal Trust Corporation's financial performance and could cause actual results for fiscal 2006 and beyond to differ materially from those expressed or implied in such forward-looking statements. Federal Trust Corporation does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any project results expressed or implied therein will not be realized.

For further information regarding Federal Trust Corporation, please read the Federal Trust Corporation reports filed with the SEC and available at www.sec.gov. Press Releases and other information about Federal Trust Corporation can be found on PR Newswire at http://www.prnewswire.com or at Federal Trust's website at http://www.federaltrust.com.

For more information, contact: Marcia Zdanys
Corporate Secretary/Investor Relations
(407) 323-1833